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                                                                   EXHIBIT 10.38


December 18, 2001

David M. Richards
26741 Estanciero Dr.
Mission Viejo, CA 92691

         Re:    Severance Agreement

Dear David:

The purpose of this agreement is to document the terms and conditions of the severance package to which you shall be entitled to should your employment with Radiance Medical Systems Inc. (the "Company") terminate for any reason other than cause.

You may terminate your employment with the Company and still be entitled to receive the severance outlined in this agreement if the termination is for good reason.

1) Termination for Good Reason means your employment pursuant to this Agreement is terminated by you as a result of any of the following:

    a) Without your prior written consent, a reduction in your then current Base Salary;

    b) Without your prior written consent, a relocation of your place of employment outside of Orange County, California;

    c) A material reduction in your duties and responsibilities following a Change in Control or Corporate Transaction;

    d)  The Company materially breaches any provision of this Agreement:

        i) In no event shall Termination for Good Reason be deemed to occur should your employment terminate by reason of your permanent disability as defined under the Company's long-term disability program or your death.

2) We would expect you to cooperate in assuring a smooth and orderly transition of your duties and responsibilities as requested by the Company. You also agree to refrain from making any disparaging comments about the Company, its products, and its personnel. In response to any inquiries about you from prospective employers, the Company will confirm only your dates of employment, title, final rate of pay, and the fact that your position was eliminated, provided you direct all such inquiries to the CEO.

3) We will expect to be able to contact you after your last day, then during the term of the severance benefits, on any necessary documents and items related to your position.

4) In consideration for this agreement, the Company will provide the following severance benefits when this agreement takes effect:

    i) The Company will continue paying your current base salary for 6-months after your termination date through its regular bi-weekly payroll, minus appropriate withholding and payroll deductions.

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5)  Since these benefits go beyond what you are entitled to under the Company's policies, you agree that this severance agreement constitutes a full and final settlement of any and all claims, known or unknown, of any kind that you or your spouse or dependents may have to date against the Company or any of its affiliated companies or any of their officers, directors, shareholders, employees, insurers, agents, successors, or assigns, and you agree to dismiss and never to bring any legal or administrative action based on any such claim. This includes but is not limited to claims arising from your hiring, employment, compensation, or termination, or arising under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, but excludes any actions necessary to enforce this agreement.

6) You agree to keep this agreement, including the fact and amount of pay and benefits, strictly confidential to the fullest extent allowed by law, but you may disclose it to your attorney or accountant.

7) You acknowledge that you are entering into this agreement freely and voluntarily, with a full understanding of its terms including the release of all claims. I would advise you to consult an attorney if you so desire before executing this agreement.

8) This Agreement constitutes a valid obligation of the Company, and is legally binding on and enforceable against the Company in accordance with its term except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting employee rights or creditors' rights and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreements are sought to be enforced in a proceeding at law or in equity).

9) This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns.

10) You agree that this letter sets forth all of the terms of your agreement with the Company and that no other promises or assurances were made to induce you to sign this agreement. This letter supersedes all other agreements, except that any other agreements you have with the Company concerning confidential information or assignment of inventions, and the Company's At-will policy shall remain in effect.

11) NO EMPLOYMENT OR SERVICE CONTRACT: Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company (or any subsidiary) for any period of or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary), which rights are hereby expressly reserved by each. The Company reserves the right to terminate your employment at any time for any reason whatsoever, with or without cause, except as otherwise provided in any written employment agreement between you and the Company.

If you elect not to sign this letter, it shall be null and void.

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Sincerely,                         I agree to the terms stated in this letter.


/s/ JEFFREY THIEL                  /s/ DAVE RICHARDS
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Jeffrey Thiel                      Dave Richards                 Date  12/18/01
President/CEO                                                         ----------